Exhibit 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE

Contact Information
Bob Orlando, Chief Financial Officer                   Bob Joyce
Switchboard Incorporated                               FitzGerald Communications
508-898-8131                                           617-585-2298


                     SWITCHBOARD REPORTS THIRD QUARTER 2003
                                FINANCIAL RESULTS


WESTBOROUGH, Mass. - October 23, 2003 - Switchboard Incorporated (NASDAQ: SWBD), a leading provider of local online advertising solutions and Internet-based yellow pages, today announced its financial results for its third quarter ended September 30, 2003.

Net revenue for the period was approximately $4.1 million, an increase of 22 percent compared with approximately $3.4 million for the third quarter of 2002, which included $49,000 of amortization of consideration provided to AOL. Net revenue for the third quarter increased three percent compared with $4.0 million in the second quarter of 2003. Net revenue for the second and third quarters of 2003 did not include any amortization of consideration provided to AOL.

Switchboard reported net income for the third quarter of approximately $762,000, or $0.04 per share, compared to a net loss of $1.4 million, or $0.07 per share, in the third quarter of 2002. Net income for the third quarter improved from $527,000, or $0.03 per share, reported in the second quarter of 2003.

Cash and marketable securities at the end of the third quarter was approximately $52.9 million. At the end of the third quarter, Switchboard had no outstanding debt.

"During the third quarter, we reached our financial and operational goals and are pleased with our performance," said Dean Polnerow, president and CEO of Switchboard. "Our results were supported by early progress with our newly deployed performance-based local advertising offerings including LocalClicks and content-targeted advertising programs such as those utilized through our agreement with Google. We have continued to focus on growing our business through expanding the number of merchants that advertise on a Switchboard platform, increasing our consumer audience, growing Switchboard's network of partners and creating innovative local advertising solutions that enable local merchants to reach customers."

Fourth Quarter 2003 and Fiscal Year 2004 Financial Outlook
For the fourth quarter of fiscal 2003, the Company anticipates net revenue to be in the range of $3.6 million to $4.0 million. Anticipated net revenue for the fourth quarter reflects the Company's previously announced expectations for a decrease in revenue contribution from AOL compared to the third quarter as a result of its recently amended agreement with AOL, partially offset by continued progress in other areas of its business. Net income for the period is expected to be in the range of $200,000, or $0.01 per share, to $600,000, or $0.03 per share.

For 2004, Switchboard anticipates net revenue to be in the range of $18.0 million to $22.0 million. Net income for 2004 is expected to be in the range of $4.0 million to $6.0 million.

Conference Call Information
Switchboard will hold a conference call on Thursday, October 23, 2003 at 8:00 a.m. EDT to discuss its third quarter 2003 results. To join the call, please dial 1-888-857-6929 in the U.S. and 1-719-457-2600 outside of the U.S., pass code 195502. There will be a live web cast available on the Switchboard investor relations web site at www.switchboard.com under "About Switchboard-Investor". A replay of the call will be available two hours after the live call through Thursday, October 30, 2003. To access the replay, please visit www.switchboard.com under "About Switchboard-Investor" or dial 1-888-203-1112 in the U.S. and 1-719-457-0820 outside of the U.S. and enter pass code 195502.

About Switchboard Incorporated
Switchboard is a leading provider of local online advertising solutions for merchants and national advertisers, enabled by our innovative, consumer-oriented, online yellow and white pages directory technology. A pioneer of locally-oriented business searching, Switchboard.com and the sites of its many directory affiliates connect over 9 million unique, ready-to-buy consumers each month with the businesses that have what they need, driving local commerce through online innovation. Switchboard is headquartered in Westborough, MA. For more information, visit www.switchboard.com.

                                       ###

Forward-Looking Statements
Statements used in this press release that relate to future plans, events, financial results or performance are based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the registration statement related to the securities in this offering may not be filed, if the registration statement is filed, the registered offering may be abandoned by the selling shareholders, and the registered offering may not be declared effective by the Securities Exchange Commission. For a detailed discussion of these and other cautionary statements, please refer to Switchboard's filings with the Securities and Exchange Commission, including Switchboard's Annual Report on Form 10-K filed on March 28, 2003 and most recent Quarterly Report on Form 10-Q filed on August 8, 2003. Switchboard cautions readers to consider carefully the foregoing factors and other such factors. Further, Switchboard's forward-looking statements speak only as of the date on which such statements are made. Switchboard disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. SOURCE Switchboard Incorporated.

Switchboard Incorporated
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share amounts)

                                          Three Months Ended September 30,    Nine Months Ended September 30,
                                          --------------------------------    -------------------------------
                                              2003             2002               2003               2002
                                             ------          -------             -------            -------

Gross revenue                                $4,108          $ 3,325             $11,423            $10,362
Consideration given to a customer                 0               49                   0             (2,000)
                                             ------          -------             -------            -------

  Net revenue                                 4,108            3,374              11,423              8,362

Cost of revenue                                 662              951               2,183              2,981
                                             ------          -------             -------            -------

Gross profit                                  3,446            2,423               9,240              5,381
Gross profit %                                   84%              72%                 81%                64%

Operating expenses:
Sales and marketing                             913            1,127               2,440              3,699
Research and development                      1,181            1,378               3,416              4,200
General and administrative                      743            1,606               2,569              3,036
Special credit                                    0                0                 (35)                 0
                                             ------          -------             -------            -------
     Total operating expenses                 2,837            4,111               8,390             10,935
                                             ------          -------             -------            -------

Operating income (loss)                         609           (1,688)                850             (5,554)

Interest income, net                            169              306                 523              1,775
                                             ------          -------             -------            -------

Income (loss) before taxes                      778           (1,382)              1,373             (3,779)

Provision for income taxes                       16                0                  28                  0
                                             ------          -------             -------            -------

Net income (loss)                            $  762          $(1,382)             $1,345            $(3,779)
                                             ======          =======              ======            =======

Net income (loss) per share:
        Basic                                 $0.04           $(0.07)              $0.07             ($0.20)
                                             ======           ======               =====             ======
        Diluted                               $0.04           $(0.07)              $0.07             $(0.20)
                                             ======           ======               =====             ======

Shares used in computing net income
 (loss) per share:
        Basic                                18,788           18,525              18,692             18,506
        Diluted                              20,347           18,525              19,654             18,506


Switchboard Incorporated
Condensed Consolidated Balance Sheets
(unaudited, in thousands)


                                            September 30, 2003         December 31, 2002
                                            ------------------         -----------------
ASSETS
Cash and marketable securities                    $52,922                    $53,863
Trade accounts receivable, net                      2,543                      1,558
Unbilled receivables                                    0                        160
Other current assets                                  775                        330
Property, equipment and other assets                1,007                      1,877
                                                  -------                      -----
   Total assets                                   $57,247                    $57,788
                                                  =======                    =======


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                               $ 2,648                     $5,102
Deferred revenue                                      532                        475
Other liabilities                                       0                      1,124
Stockholders' equity                               54,067                     51,087
                                                  -------                     ------
   Total liabilities and stockholders' equity     $57,247                    $57,788
                                                  =======                    =======